Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form F-1 of our report dated November 24, 2021, with respect to the combined financial statements of Primech Holdings Pte Limited and Subsidiaries as of March 31, 2021 and 2020, and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/Weinberg & Company, P.A.

Los Angeles, California

November 24, 2021